Exhibit 5.1

Goodwin Procter LLP 3 Embarcadero Center San Francisco, CA 94111 goodwinlaw.com +1 (415) 733-6000

October 7, 2025

Biomea Fusion, Inc.

1599 Industrial Road

San Carlos, CA 94070

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-289262) (as amended or supplemented, the “Registration Statement”) filed on August 5, 2025 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Biomea Fusion, Inc., a Delaware corporation (the “Company”), of up to $300,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on August 15, 2025. Reference is made to our opinion letter dated August 5, 2025 and included as Exhibit 5.1 to the Registration Statement.

We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on October 7, 2025 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) 13,024,389 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants (“Pre-Funded Warrants”) to purchase up to 1,000,000 shares of Common Stock and (iii) warrants to purchase 14,024,289 shares of Common Stock (the “Warrants”) (such shares issuable upon exercise of the Pre-Funded Warrants and the Warrants, the “Warrant Shares” and together with the Common Stock, the “Shares”), covered by the Registration Statement. The Shares and Warrants include an over-allotment option granted to the underwriters of the offering to purchase 1,829,268 shares of Common Stock and 1,829,268 Warrants. The Shares, Warrants and Pre-Funded Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company. For purposes of the opinion set forth in paragraph 3 below, we have assumed that before the Warrant Shares are issued, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares.

Biomea Fusion, Inc.

October 7, 2025

The opinions set forth below are limited to the Delaware General Corporation Law, and with respect to opinion paragraph 2, the law of the State of New York.

Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.

The Pre-Funded Warrants and the Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

3.

Assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Pre-Funded Warrants and Warrants are exercised, the Warrant Shares, when issued upon exercise of the Pre-Funded Warrants and/or Warrants in accordance with the terms of the Pre-Funded Warrants and/or Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP